Exhibit 10.1
Certain identified information in this exhibit has been omitted and/or replaced with other terminology because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted or replaced has been identified by brackets.

AMENDMENT NO. 1 TO STRATEGIC PARTNERSHIP AGREEMENT
This Amendment No. 1 to the Strategic Partnership Agreement (the “Amendment”), by and between Aurora Innovation, Inc., a Delaware corporation having a place of business at 1654 Smallman Street, Pittsburgh, Pennsylvania 15222, and Aurora Operations, Inc., a Delaware corporation having a place of business at 1654 Smallman Street, Pittsburgh, Pennsylvania 15222 (collectively, “Aurora”), and Continental Automotive Technologies GmbH, a German corporation having a place of business at Vahrenwalder Strasse 9, 30165 Hanover, Germany, and Continental Autonomous Mobility Germany GmbH, a German corporation having a place of business at Ringlerstraße 17, 85057 Ingolstadt, Germany (collectively, “Continental”) amends the Strategic Partnership Agreement executed by Aurora and Continental on April 26, 2023 (“Agreement”). This Amendment is effective as of August 30, 2023 (the “Effective Date”). Each of Aurora and Continental is referred to as a “Party” and collectively, the “Parties.” Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Agreement.

Background

WHEREAS, upon execution of the Agreement, the Parties entered a finalization stage to align on additional details for, among other things, the Development Plans;

WHEREAS, the Parties have completed a substantial portion of the finalization efforts and wish to extend the finalization deadline by [***] in order to formally memorialize their alignment on additional details;

NOW THEREFORE, in consideration of the mutual promises made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound agree as follows:

Agreement
1.Section 1.4 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Finalization of Additional Details. At the Effective Date, the Parties intend to finalize certain Appendices that are not complete within a short period of time after signing, as identified in the applicable Appendix or the Main Agreement Terms (“Open Appendices''). Except as explicitly set forth otherwise in such Open Appendices or elsewhere in the Main Agreement Terms, the Parties shall work in good faith to finalize such Open Appendices by [***] (“Finalization Date”). For clarity, other Appendices for which the Agreement identifies a deadline for completion after the Finalization Date shall not be considered Open Appendices. The Parties shall document alignment on the finalized Open Appendices by an amendment to this Agreement executed by authorized representatives of the Parties (i.e., President/CEOs (or other officer(s) to whom the President/CEO has delegated such authority in writing)). Any dispute relating to the finalization of the Open Appendices shall be submitted to the Dispute Resolution Process (up to but not including arbitration). In the event that the Open Appendices have not been finalized pursuant to an executed amendment by the Finalization Date, then either Party may terminate this Agreement by providing the other Party with written notice until an amendment finalizing the Open Appendices has been executed by authorized representatives of the Parties. For avoidance of doubt, if the Agreement is terminated under this Section 1.4, neither Party will owe the other Party any fees, and, notwithstanding anything in Section 20.9 to the contrary, (i) the provisions of Section 11 shall terminate, (ii) Continental will transfer to Aurora the Aurora Sensitive Technology pursuant to Section 12.3.4, (iii) Aurora will transfer to Continental the Continental Sensitive Technology pursuant to Section 12.3.5, (iv) all intellectual property licenses granted to
Confidential

Exhibit 10.1
each Party under this Agreement, including, without limitation any licenses to a Party’s Background Technology, shall terminate and be of no further force or effect, and (v) Continental shall not be obligated to pay any liquidated damages defined anywhere in this Agreement.”
2.Any reference to “Continental Autonomous Mobility GmbH” in the Agreement is hereby replaced with “Continental Autonomous Mobility Germany GmbH” to fix a typographical error.

3.Miscellaneous.
a.Amendment; Waiver. Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and shall remain in full force and effect and are hereby ratified and confirmed by the Parties. No modification, amendment or supplement to, or waiver of any provision of, this Amendment will be effective unless in writing, specifying the Sections of this Amendment being affected, and signed by an authorized representative of each Party (i.e., President/CEOs (or other officer(s) to whom the President/CEO has delegated such authority in writing)). No failure or delay by either Party in exercising any right, power or remedy under this Amendment will operate as a waiver of any such right, power or remedy, nor will any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
b.Dispute Resolution; Governing Law; Venue; Assignment. Sections 21, 22.1, and 22.6 are incorporated into this Amendment mutatis mutandis.
c.Entire Agreement. This Amendment, along with the Agreement, constitute the final, complete and exclusive agreement between the Parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements or understanding, whether verbal or written. This Amendment may be executed in counterparts, each of which will constitute an original, and all of which will constitute one agreement. Delivery of an executed counterpart by facsimile, electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Amendment. This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

[Signature Page Follows]

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Exhibit 10.1
IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Effective Date.

AURORA INNOVATION, INC.	AURORA OPERATIONS, INC.
By: /s/ Chris Urmson	By: /s/ Chris Urmson
Name: Chris Urmson	Name: Chris Urmson
Title: CEO	Title: CEO
Date: 8/30/2023	Date: 8/30/2023

CONTINENTAL AUTOMOTIVE TECHNOLOGIES GMBH	CONTINENTAL AUTONOMOUS MOBILITY GERMANY GMBH
By: /s/ Andreas Listl	By: /s/ Jeremy McClain
Name: Andreas Listl	Name: Jeremy McClain
Title: Managing Director	Title: Head of Systems and Software
Date: 8/30/2023	Date: 8/30/2023

By: /s/ Nicole Werner	By: /s/ Marcel Geisler
Name: Nicole Werner	Name: Marcel Geisler
Title: Managing Director	Title: Managing Director CAM Germany GmbH
Date: 8/30/2023	Date: 8/30/2023

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